Exhibit 99.1

ARES MULTI-STRATEGY CREDIT FUND, INC. DECLARES INITIAL MONTHLY DISTRIBUTIONS OF $0.1525 PER SHARE

NEW YORK—November 25, 2013—Ares Multi-Strategy Credit Fund, Inc. (the “Fund”) (NYSE: ARMF) announced the declaration of initial monthly distributions of the Fund for the first three months of 2014 of $0.1525 per common share, payable as noted below.

Ex-Dates:	January 21, 2014	February 18, 2014	March 18, 2014
Record Dates:	January 23, 2014	February 20, 2014	March 20, 2014
Payable Dates:	January 31, 2014	February 28, 2014	March 31, 2014
Per Share Amount:	$0.1525	$0.1525	$0.1525

Based on the Fund’s initial public offering price of $25.00 per share and current share price of $20.56 (as of its close on November 22, 2013), the distributions represent an annualized distribution rate of 7.32% and 8.90%, respectively (calculated by annualizing the distribution amount and dividing it by the IPO share price or current price, as the case may be). Information regarding the distribution rate is included for informational purposes only and is not necessarily indicative of future results, the achievement of which cannot be assured.  The distribution rate should not be considered the yield or total return on an investment in the Fund.

Ares Multi-Strategy Credit Fund, Inc. has invested approximately 75% of the proceeds (equity and assumed debt proceeds) received at the closing of its initial public offering on October 31, 2013. As of November 21, 2013, the Fund had an effective duration of 1.66 years with approximately 39% of assets invested in senior secured bank loans, 53% in high yield bonds and 8% in collateralized loan obligations.

“We continue to see significant opportunities to generate attractive risk-adjusted returns in these asset classes, and we are diligently selecting investments as we put capital to work,” said Seth Brufsky, President, Chief Executive Officer and Director of Ares Multi-Strategy Credit Fund and Senior Partner of Ares Management LLC. “While we recognize that many investors—including ourselves—are concerned about the overall market price performance story of closed-end funds, we are comforted by the credit quality of the underlying assets within which ARMF invests as well as the strength of the Ares platform and view these as significant advantages as we strive to position the Fund defensively with respect to interest rates, but opportunistically with respect to credit.”

As required by Section 19(a) of the Investment Company Act of 1940, a notice will be distributed to the Fund’s stockholders in the event that a portion of a monthly distribution is derived from sources other than undistributed net investment income, such as from short-term capital gain, long-term capital gain, or return of capital.

The amounts and sources of distributions reported are only estimates and are not provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment performance during the remainder of its fiscal year and may be subject to change based on tax regulations. The final determination of the source of these distributions will be made after the Fund’s fiscal year end.  If necessary, the Fund will pay an adjusting distribution in December that includes any additional income and net realized capital gains in excess of the monthly distributions for that year to satisfy the minimum distribution requirements of the Internal Revenue Code. In January or February of each year, investors will be sent a Form 1099-DIV for the previous calendar year that will define how to report these distributions for federal income tax purposes.

About Ares Multi-Strategy Credit Fund, Inc.

Ares Multi-Strategy Credit Fund, Inc. is a non-diversified, closed-end management company that is externally managed by a wholly-owned subsidiary of Ares Management LLC, a global alternative asset manager and SEC- registered investment adviser with approximately $68 billion of committed capital under management as of September 30, 2013. ARMF seeks to provide an attractive risk-adjusted level of total return, primarily through current income and, secondarily, through capital appreciation, by investing primarily in a broad, dynamically managed portfolio of below investment grade senior secured loans, high yield corporate bonds, other similar fixed-income instruments, including derivatives, collateralized loan obligations, and other asset backed securities. There can be no assurance that the Fund will achieve its investment objective. The Fund’s net asset value may be accessed through its NASDAQ ticker symbol, XAMFX.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the U.S. securities laws, and may relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and others beyond the Fund’s control. Ares Multi-Strategy Credit Fund, Inc. undertakes no duty to update any forward-looking statements made herein.

This document is not an offer to sell securities and is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted.  An investor should consider the Fund’s investment objective, risks, charges and expenses carefully before investing.

Ares Multi-Strategy Credit Fund, Inc. is a closed-end fund, which does not engage in a continuous offering of its shares. Since its initial public offering, the Fund has traded on the New York Stock Exchange under the symbol ARMF. Investors wishing to purchase or sell shares may do so by placing orders through a broker dealer or other intermediary.

Contact

Destra Capital Investments

ARMF@destracapital.com

(877) 855-3434